Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Valens Semiconductor Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value, to be issued in connection with the 2021 Plan	(1)	Other	8,652,834	$1.4775	$12,784,562.24	0.0001381	$1,765.54

Total Offering Amounts:						$12,784,562.24		1,765.54
Total Fee Offsets:								0.00
Net Fee Due:								$1,765.54

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Offering Note(s)

(1)	Represents additional shares of the Registrant’s ordinary shares reserved for issuance under the Registrant’s 2021 Share Incentive Plan.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding ordinary shares of the Registrant.

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s ordinary shares as reported on New York Stock Exchange on February 19, 2026.

Rounded up to the nearest penny.